SCHEDULE 14A
Proxy StatementPursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. __)

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☐	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to ss. 240.14a-12

MODUSLINK GLOBAL SOLUTIONS, INC.
(Name of Registrant as Specified In Its Charter)

PEERLESS SYSTEMS CORPORATION
TIMOTHY E. BROG
JEFFREY A. WALD
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Glass Lewis Supports Peerless Nominee for the Board of ModusLink and Recommends Stockholders Vote the Gold Proxy Card

Joins ISS in Recommending Change at ModusLink and Stockholders Vote the Gold Proxy Card

Stamford, Connecticut, January 11, 2012 — Peerless Systems Corporation (Nasdaq: PRLS) is pleased to announce that another leading independent proxy advisory firm, Glass Lewis & Co., agreed with Peerless that stockholders should “send a clear message that the current Board has repeatedly FAILED to deliver on its long-stated view that  ModusLink has been appropriately positioned for long-term growth in shareholder value.”  Glass Lewis recommends that stockholders of ModusLink Global Solutions, Inc. (Nasdaq: MLNK) vote using the Peerless GOLD proxy card.

In the report, Glass Lewis concluded that “Incumbent management and the board have overseen a period of decisive operational and share price underperformance, taken substantial impairments against all of ModusLink's recent acquisitions and, perhaps most concerning, appear unwilling to undertake meaningful board-level change in the absence of significant public pressure from existing shareholders.”

Glass Lewis recommends stockholders vote the GOLD proxy card

Other statements made by Glass Lewis are as follows:

●	“We find a significant portion of the arguments put forth by Peerless, particularly those with respect to the Company’s share price and operating performance, appear to have merit.”

●	“There appears to be suitably fertile ground for criticism of the board’s efforts to improve ModusLink’s operating performance.”

●	“We believe [Peerless] has fairly identified material quantitative concerns with respect to the efforts of the incumbent board and management.”

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“Moving toward capital allocation decisions, it appears Peerless has again correctly noted a less than inspiring trend of sharp goodwill write downs associated with each of the Company's last three acquisitions.”

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“Though we recognize the potential benefits of the tax benefits preservation pill… we also note the timing of its adoption, in the midst of escalating rhetoric with [Peerless], raises clear questions about management's peripheral intentions.”

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“We note certain incumbent board members are responsible for executive compensation decisions that have left ModusLink wallowing in mediocrity relative to its peers. More specifically… the Company's compensation plans earned ModusLink "F" grades for fiscal years 2010 and 2011.”

●	“It appears to us that members of [the compensation] committee have not effectively served shareholders.”

Timothy Brog, Peerless’ Chief Executive Officer and ModusLink board nominee commented, “We are extremely pleased to receive a strong endorsement from Glass Lewis which further strengthens our belief that it is time for a change at ModusLink.  Furthermore, we believe that Peerless’ two highly qualified board nominees will effectuate the necessary change to help build long-term stockholder value for ModusLink’s stockholders.  We strongly urge stockholders to vote the GOLD proxy card for the election of Peerless’ nominees Timothy Brog and Jeffrey Wald at the Company’s upcoming Annual Meeting.”

To support change PLEASE VOTE THE GOLD CARD today.

It is important to note that a vote on management’s white proxy card against the ModusLink’s nominees is not the same thing as a vote on the GOLD proxy card in favor of Peerless’ nominees.  Stockholders who have returned a white proxy card to the Company can change their vote by voting the Peerless GOLD proxy card today.

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

PEERLESS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION (“SEC”) ON DECEMBER 7, 2011 A DEFINITIVE PROXY STATEMENT AND ACCOMPANYING GOLD PROXY CARD RELATING TO PEERLESS’ SOLICITATION OF PROXIES FROM STOCKHOLDERS OF MODUSLINK GLOBAL SOLUTIONS, INC. FOR USE AT THE 2011 ANNUAL MEETING.  PEERLESS STRONGLY ADVISES ALL MODUSLINK STOCKHOLDERS TO READ THE PROXY STATEMENT BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION.

Stockholders are able to obtain free copies of the Proxy Statement filed with the SEC by Peerless through the website maintained by the SEC at www.sec.gov.  In addition, investors will be able to obtain free copies of the Proxy Statement from Peerless by contacting Timothy Brog, Peerless Systems Corporation, 300 Atlantic Street, Suite 301, Stamford, CT 06901.  Peerless and its nominees will be soliciting proxies from stockholders of ModusLink Global Solutions, Inc. in connection with the election of directors and other matters. Information concerning these participants and their interests in the solicitation will be set forth in the proxy statement filed with the SEC.

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About Peerless Systems Corporation

Founded in 1982, Peerless historically licensed imaging and networking technologies to the digital document markets.  Effective April 30, 2008, Peerless sold its imaging and networking technologies and certain other assets to Kyocera-Mita Corporation.  Peerless retains certain rights to continue licensing these technologies to customers in the digital document markets.  Peerless is seeking to maximize the value of its licensing business and is exploring various alternatives to enhance stockholder value, potentially through establishing a new venture or acquiring an existing business, as well as through other investment opportunities.

Contact:
Peerless Systems Corporation
Timothy E. Brog
Chief Executive Officer
203-350-0044

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